                                   EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE

                                                                For the Three Months Ended         For the Twelve Months Ended
                                                                       December 31,                       December 31,
                                                              -------------------------------    --------------------------------
                                                                  1997            1996                 1997            1996
                                                                  ----            ----                 ----            ----
Computation of (loss) per common share:

     Net loss applicable to common shareholders ..........    $  (670,611)     $(1,974,765)         $(3,812,505)   $(7,116,390)
                                                              -----------      -----------          -----------    -----------

Weighted average number of common shares outstanding .....     44,796,030       21,949,193           37,207,122     17,018,775

     Net loss per common share ...........................         $(0.01)          $(0.09)              $(0.10)        $(0.42)
                                                                   -------          -------              -------        -------
                                                                   -------          -------              -------        -------

Computation of (loss) per common share assuming full dilution (A):


       No calculation of loss per common share assuming full dilution is submitted because such computation results in an antidilutive loss per common share.






                                    Page 61